TARSIS RESOURCES LTD.

Annual General Meeting

to be held on February 28, 2014

Notice of Annual General Meeting

and

Information Circular

January 24, 2014

TARSIS RESOURCES LTD.

1103 - 750 West Pender Street

Vancouver, B.C. V6C 2T8

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that an annual general meeting (the “Meeting”) of the shareholders of Tarsis Resources Ltd. (the “Company”) will be held at 410 – 325 Howe Street, Vancouver, British Columbia on Friday, February 28, 2014 at 10:00 a.m. (local time in Vancouver, British Columbia). At the Meeting, the shareholders will receive the financial statements for the year ended September 30, 2013, together with the auditor’s report thereon, and consider resolutions to:

1.

receive the Report of the Director;

2.

set the number of directors at four;

3.

elect directors for the ensuing year;

4.

appoint Davidson & Company LLP, Chartered Accountants, as auditor of the Company for the ensuing year and authorize the directors to determine the remuneration to be paid to the auditor;

5.

confirm the Company’s stock option plan, as required annually by the policies of the TSX Venture Exchange; and

6.

transact such other business as may properly be put before the Meeting.

All shareholders are entitled to attend and vote at the Meeting in person or by proxy. The Board of Directors requests all shareholders who will not be attending the Meeting in person to read, date and sign the accompanying proxy and deliver it to Computershare Investor Services Inc. (“Computershare”). If a shareholder does not deliver a proxy to Computershare, Attention: Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, by 10:00 a.m. (local time in Vancouver, British Columbia) on Wednesday, February 26, 2014 (or before 48 hours, excluding Saturdays, Sundays and holidays before any adjournment of the meeting at which the proxy is to be used), then the shareholder will not be entitled to vote at the Meeting by proxy. Only shareholders of record at the close of business on Friday, January 24, 2014 will be entitled to vote at the Meeting.

An information circular and a form of proxy accompany this notice.

DATED at Vancouver, British Columbia, the 24th day of January, 2014.

 ON BEHALF OF THE BOARD

“Marc G. Blythe”

Marc G. Blythe

President and Chief Executive Officer

TARSIS RESOURCES LTD.

1103 – 750 West Pender Street
Vancouver, B.C. V6C 2T8

INFORMATION CIRCULAR

(as at January 24, 2014 except as otherwise indicated)

SOLICITATION OF PROXIES

This information circular (the “Circular”) is provided in connection with the solicitation of proxies by Management of Tarsis Resources Ltd. (the “Company”). The form of proxy which accompanies this Circular (the “Proxy”) is for use at the annual general meeting of the shareholders of the Company to be held on Friday, February 28, 2014 (the “Meeting”), at the time and place set out in the accompanying notice of Meeting (the “Notice of Meeting”). The Company will bear the cost of this solicitation. The solicitation will be made by mail, but may also be made by telephone.

APPOINTMENT AND REVOCATION OF PROXY

The persons named in the Proxy are directors and/or officers of the Company. A registered shareholder who wishes to appoint some other person to serve as their representative at the Meeting may do so by striking out the printed names and inserting the desired person’s name in the blank space provided. The completed Proxy should be delivered to Computershare Investor Services Inc. (“Computershare”) by 10:00 a.m. (local time in Vancouver, British Columbia) on Wednesday, February 26, 2014 or before 48 hours (excluding Saturdays, Sundays and holidays) before any adjournment of the Meeting at which the Proxy is to be used.

The Proxy may be revoked by:

(a)

signing a proxy with a later date and delivering it at the time and place noted above;

(b)

signing and dating a written notice of revocation and delivering it to the registered office of the Company, or by transmitting a revocation by telephonic or electronic means, to the registered office of the Company, at any time up to and including the last business day preceding the day of the Meeting, or any adjournment of it, at which the Proxy is to be used, or delivering a written notice of revocation and delivering it to the Chairman of the Meeting on the day of the Meeting or adjournment of it; or

(c)

attending the Meeting or any adjournment of the Meeting and registering with the scrutineer as a shareholder present in person.

Provisions Relating to Voting of Proxies

The shares represented by Proxy in the form provided to shareholders will be voted or withheld from voting by the designated holder in accordance with the direction of the registered shareholder appointing him. If there is no direction by the registered shareholder, those shares will be voted for all proposals set out in the Proxy and for the election of directors and the appointment of the auditors as set out in this Circular. The Proxy gives the person named in it the discretion to vote as such person sees fit on any amendments or variations to matters identified in the Notice of Meeting, or any other matters which may properly come before the Meeting. At the time of printing of this Circular, the management of the Company (the “Management”) knows of no other matters which may come before the Meeting other than those referred to in the Notice of Meeting.

Advice to Beneficial Holders of Common Shares

The information set forth in this section is of significant importance to many shareholders, as a substantial number of shareholders do not hold common shares in their own name. Shareholders who hold their common shares through their brokers, intermediaries, trustees or other persons, or who otherwise do not hold their common shares in their own name (referred to herein as “Beneficial Shareholders”) should note that only proxies deposited by shareholders who appear on the records maintained by the Company’s registrar and transfer agent as registered holders of common shares will be recognized and acted upon at the Meeting. If common shares are listed in an account statement provided to a Beneficial Shareholder by a broker, then those common shares will, in all likelihood, not be registered in the shareholder’s name. Such common shares will more likely be registered under the name of the shareholder’s broker or an agent of that broker. In Canada, the vast majority of such shares are registered under the name of CDS & Co. (the registration name for The Canadian Depository for Securities Ltd., which acts as nominee for many Canadian brokerage firms). In the United States, the vast majority of such common shares are registered under the name Cede & Co., the registration name for The Depository Trust Company, which acts as nominee for many United States brokerage firms. Common shares held by brokers (or their agents or nominees) on behalf of a broker’s client can only be voted or withheld at the direction of the Beneficial Shareholder. Without specific instructions, brokers and their agents and nominees are prohibited from voting shares for the broker’s clients. Therefore, each Beneficial Shareholder should ensure that voting instructions are communicated to the appropriate person well in advance of the Meeting.

Existing regulatory policy requires brokers and other intermediaries to seek voting instructions from Beneficial Shareholders in advance of shareholders’ meetings. The various brokers and other intermediaries have their own mailing procedures and provide their own return instructions to clients, which should be carefully followed by Beneficial Shareholders in order to ensure that common shares are voted at the Meeting. The form of instrument of proxy supplied to a Beneficial Shareholder by its broker (or the agent of the broker) is substantially similar to the instrument of proxy provided directly to registered shareholders by the Company. However, its purpose is limited to instructing the registered shareholder (i.e., the broker or agent of the broker) how to vote on behalf of the Beneficial Shareholder. The vast majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions Inc. (“Broadridge”) in Canada. Broadridge typically prepares a machine-readable voting instruction form (“VIF”), mails those forms to Beneficial Shareholders and asks Beneficial Shareholders to return the VIFs to Broadridge, or otherwise communicate voting instructions to Broadridge (by way of the internet or telephone, for example). Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of shares to be represented at the Meeting. A Beneficial Shareholder who receives a Broadridge VIF form cannot use that form to vote common shares directly at the Meeting. The VIF must be returned to Broadridge (or instructions respecting the voting of common shares must otherwise be communicated to Broadridge) well in advance of the Meeting in order to have the common shares voted. If you have any questions respecting the voting of common shares held through a broker or other intermediary, please contact that broker or other intermediary for assistance.

The Notice of Meeting, Circular, Proxy and VIF, as applicable, are being provided to both registered shareholders and Beneficial Shareholders. Beneficial Shareholders fall into two categories - those who object to their identity being known to the issuers of securities which they own (“OBOs”) and those who do not object to their identity being made known to the issuers of the securities which they own (“NOBOs”). Subject to the provisions of National Instrument 54-101 - Communication with Beneficial Owners of Securities of a Reporting Issuer (“NI 54-101”), issuers may request and obtain a list of their NOBOs from intermediaries directly or via their transfer agent and may obtain and use the NOBO list for the distribution of proxy-related materials directly (not via Broadridge) to such NOBOs. If you are a Beneficial Shareholder and the Company or its agent has sent these materials directly to you, your name, address and information about your holdings of common shares have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding the common shares on your behalf.

Pursuant to the provisions of NI 54-101, the Company is providing the Notice of Meeting, Circular and Proxy or VIF, as applicable, to both registered owners of the securities and non-registered owners of the securities. If you are a non-registered owner, and the Company or its agent has sent these materials directly to you, your name and address and information about your holdings of securities, have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf. By choosing to send these materials to you directly, the Company (and not the intermediary holding common shares on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the VIF. As a result, if you are a non-registered owner of the securities, you can expect to receive a scannable VIF from Computershare. Please complete and return the VIF to Computershare in the envelope provided or by facsimile. In addition, telephone voting and internet voting instructions can be found on the VIF. Computershare will tabulate the results of the VIFs received from the Company’s NOBOs and will provide appropriate instructions at the Meeting with respect to the common shares represented by the VIFs they receive.

The Company’s OBOs can expect to be contacted by Broadridge or their brokers or their broker’s agents as set out above. The Company does not intend to pay for intermediaries to deliver the Notice of Meeting, Circular and VIF to OBOs and accordingly, if the OBO’s intermediary does not assume the costs of delivery of those documents in the event that the OBO wishes to receive them, the OBO may not receive the documentation.

Although a Beneficial Shareholder may not be recognized directly at the Meeting for the purposes of voting common shares registered in the name of his broker, a Beneficial Shareholder may attend the Meeting as proxyholder for the registered shareholder and vote the common shares in that capacity. NI 54-101 allows a Beneficial Shareholder who is a NOBO to submit to the Company or an applicable intermediary any document in writing that requests that the NOBO or a nominee of the NOBO be appointed as proxyholder. If such a request is received, the Company or an intermediary, as applicable, must arrange, without expenses to the NOBO, to appoint such NOBO or its nominee as a proxyholder and to deposit that proxy within the time specified in this Circular, provided that the Company or the intermediary receives such written instructions from the NOBO at least one business day prior to the time by which proxies are to be submitted at the Meeting, with the result that such a written request must be received by 10:00 a.m. (local time in Vancouver, British Columbia) on the day which is at least three business days prior to the Meeting. A Beneficial Shareholder who wishes to attend the Meeting and to vote their common shares as proxyholder for the registered shareholder, should enter their own name in the blank space on the VIF or such other document in writing that requests that the NOBO or a nominee of the NOBO be appointed as proxyholder and return the same to their broker (or the broker’s agent) in accordance with the instructions provided by such broker.

All references to shareholders in the Notice of Meeting, Circular and the accompanying Proxy are to registered shareholders of the Company as set forth on the list of registered shareholders of the Company as maintained by the registrar and transfer agent of the Company, Computershare, unless specifically stated otherwise.

Financial Statements

The audited financial statements of the Company for the year ended September 30, 2013, together with the auditor’s report on those statements and Management Discussion and Analysis, will be presented to the shareholders at the Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

As at the date of the accompanying Notice of Meeting, the Company’s authorized capital consists of an unlimited number of common shares of which 47,973,777 common shares are issued and outstanding. All common shares in the capital of the Company carry the right to one vote.

Shareholders registered as at Friday, January 24, 2014, are entitled to attend and vote at the Meeting. Shareholders who wish to be represented by proxy at the Meeting must, to entitle the person appointed by the Proxy to attend and vote, deliver their Proxies at the place and within the time set forth in the notes to the Proxy.

To the knowledge of the directors and executive officers of the Company, as of the date of this Circular, the following persons beneficially own, directly or indirectly, or exercise control or direction over, 10% or more of the issued and outstanding common shares of the Company:

Shareholder	Number of Shares	Percentage of Issued Capital
Almaden Minerals Ltd.	8,100,000	16.88%

ELECTION OF DIRECTORS

The directors of the Company are elected annually and hold office until the next annual general meeting of the shareholders or until their successors are elected or appointed. The Management of the Company (“Management”) proposes to nominate the persons listed below for election as directors of the Company to serve until their successors are elected or appointed. In the absence of instructions to the contrary, Proxies given pursuant to the solicitation by the Management of the Company will be voted for the nominees listed in this Circular. Management does not contemplate that any of the nominees will be unable to serve as a director.

The following table sets out the names of the nominees for election as directors, the offices they hold within the Company, their occupations, the length of time they have served as directors of the Company, and the number of common shares of the Company which each beneficially owns, directly or indirectly, or over which control or direction is exercised, as of the date of this Circular.

Name, province or state and country of residence and positions, current and former, if any, held in the Company	Principal occupation for last five years	Served as director since	Number of common shares beneficially owned or controlled or directed, directly or indirectly, at present(1)
MARC G. BLYTHE (2) British Columbia, Canada Director, Chief Executive Officer, and President	President and CEO of Tarsis Resources. Ltd.	July 23, 2007	1,576,500
CRAIG LINDSAY (2) British Columbia, Canada Director	Managing director of Arbutus Grove Capital Corp., President and CEO of Otis Gold Corp. and, since December 2012, CEO of Philippine Metals Inc.	November 3, 2008	245,000(3)
ADRIAN FLEMING (2) British Columbia, Canada Director	The director of Entourage Metals Ltd., Full Metal Zinc Ltd., Gonzaga Resources Ltd., Highland Copper Company Inc., Precipitate Gold Corp., Prosperity Goldfields Corp. and Valhalla Resources Ltd.	June 28, 2010	Nil
MARK T. BROWN (4) British Columbia, Canada Proposed Director

President of Pacific Opportunity Capital Ltd. (“POC”); founder of Rare Element Resources Ltd., President, CEO and director of Animas Resources Ltd, CFO and director of Big Sky Petroleum Corporation,  director of Avrupa Minerals  Ltd., Estrella Gold Corporation, Almaden Minerals Ltd.,

Galileo Petroleum Ltd., Strategem Capital Corporation and Sutter Gold Mining Inc.

		Proposed	5,324,000(5)

Notes:

(1)

The information as to common shares beneficially owned or controlled has been provided by the nominees themselves.

(2)

A member of the Audit Committee.

(3)

Mr. Lindsay holds 145,000 Common Shares through his holding company Arbutus Grove Capital Corp.

(4)

Mr. Brown has been the Company’s CFO and Corporate Secretary since 2007.

(5)

Mr. Brown holds 4,614,000 Common Shares through POC. He is the president of Pacific Opportunity Capital Ltd. which has a contract to provide financial and management consulting services to the Company.

No proposed director is being elected under any arrangement or understanding between the proposed director and any other person or company.

Corporate Cease Trade Orders or Bankruptcies

No director or proposed director of the Company is, or within the ten years prior to the date of this Circular has been, a director or executive officer of any company, including the Company, that while that person was acting in that capacity:

(a)

was the subject of a cease trade order or similar order or an order that denied the company access to any exemption under securities legislation for a period of more than 30 consecutive days; or

(b)

was subject to an event that resulted, after the director ceased to be a director or executive officer of the company being the subject of a cease trade order or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days; or

(c)

within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

Individual Bankruptcies

No director or proposed director of the Company has, within the ten years prior to the date of this Circular, become bankrupt or made a proposal under any legislation relating to bankruptcy or insolvency, or been subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that individual.

Penalties or Sanctions

None of the proposed directors have been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority, has entered into a settlement agreement with a securities regulatory authority or has been subject to any other penalties or sanctions imposed by a court or regulatory body that would be likely to be considered important to a reasonable security holder making a decision about whether to vote for the proposed director.

EXECUTIVE COMPENSATION

Named Executive Officers

During the financial year ended September 30, 2013, the Company had two Named Executive Officers (“NEOs”) being, Marc G. Blythe, the President and Chief Executive Officer (“CEO”) and Mark T. Brown, the Chief Financial Officer and Secretary (“CFO”) of the Company.

“Named Executive Officer” means: (a) each CEO, (b) each CFO, (c) each of the three most highly compensated executive officers of the company, including any of its subsidiaries, or the three most highly compensated individuals acting in a similar capacity, other than the CEO and CFO, at the end of the most recently completed financial year whose total compensation was, individually, more than $150,000; and (a) each individual who would be a NEO under (c) above but for the fact that the individual was neither an executive officer of the Company, nor acting in a similar capacity, at the end of that financial year.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

The compensation of the Company’s NEOs is determined by the Company’s Board which is composed of three members, two of whom are independent.

The Board’s compensation program is designed to provide competitive levels of compensation, a significant portion of which is dependent upon individual and corporate performance and contribution to increasing shareholder value. The Board recognizes the need to provide a total compensation package that will attract and retain qualified and experienced executives as well as align the compensation level of each executive to that executive’s level of responsibility. In general, a NEOs compensation is comprised of two components:

(a)

Salary, wages or contractor payments; and

(b)

Stock option grants.

The objectives and reasons for this system of compensation are generally to allow the Company to remain competitive compared to its peers in attracting experienced personnel. The CEO is paid a salary that is lower than his comparative salary levels for a person of his experience and capabilities. The CFO also takes a payment as a contractor that is lower than comparative salary levels because he also works as the CFO for other companies and does not devote 100% of his time to the Company.

Stock option grants are designed to reward the NEOs for success on a similar basis as the shareholders of the Company, but these rewards are highly dependent upon the volatile stock market, much of which is beyond the control of the NEOs.

The Board has not proceeded to a formal evaluation of the implications of the risks associated with the Company’s compensation policies and practices. Risk management is a consideration of the Board when implementing its compensation programme, and the Board does not believe that the Company’s compensation programme results in unnecessary or inappropriate risk taking including risks that are likely to have a material adverse effect on the Company.

The Company’s NEOs and directors are not permitted to purchase financial instruments, including for greater certainty, prepaid variable forward contracts, equity swaps, collars or units of exchange funds that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by the NEO or director.

Share-Based and Option-Based Awards

The Company does not grant share-based awards. Stock option grants are made on the basis of the number of stock options currently held, position, overall individual performance, anticipated contribution to the Company’s future success and the individual’s ability to influence corporate and business performance. The purpose of granting such stock options is to assist the Company in compensating, attracting, retaining and motivating the officers, directors and employees of the Company and to closely align the personal interest of such persons to the interest of the shareholders.

The recipients of incentive stock options and the terms of the stock options granted are determined from time to time by the Board. The exercise price of the stock options granted is generally determined by the market price at the time of grant.

SUMMARY COMPENSATION TABLE

Set out below is a summary of compensation paid or accrued during the Company’s three most recently completed financial years to the Company’s NEOs.

Summary Compensation Table

				Non-equity incentive plan compensation ($)
			Option-		Long-
Name and			based	Annual	term	Pension	All other	Total
principal		Salary	awards	incentive	incentive	value	compensation	compensation
position	Year	($)	($)(3)	plans	plans	($)	($)	($)
Marc G.	2013	131,250(1)	N/A	N/A	N/A	N/A	39,900(2)	171,150
Blythe	2012	N/A	41,685(4)	N/A	N/A	N/A	147,131(2)	188,816
President and	2011	N/A	N/A	N/A	N/A	N/A	100,581(2)	100,581
CEO
Mark T.	2013	N/A	N/A	N/A	N/A	N/A	113,720(3)	113,720
Brown	2012	N/A	26,053(5)	N/A	N/A	N/A	159,556(3)	185,609
CFO	2011	N/A	N/A	N/A	N/A	N/A	96,950(3)	96,950

Notes:

(1)

Mr. Blythe became an employee effective January 1, 2013.

(2)

Mr. Blythe received consulting fees for the financial years ending September 30, 2012, September 30, 2011 and the three month period from October 1, 2012 to December 31 2012.

(3)

Paid to Pacific Opportunity Capital Ltd. Mr. Brown is the president of Pacific Opportunity Capital Ltd. (“POC”) which has a contract to provide financial and management consulting services to the Company (the “POC Contract”).

(4)

Representing fair market value of options to acquire 200,000 Common Shares at an exercise price of $0.26 per share expiring May 7, 2017; calculated using Black Scholes: no dividend, exercise price $0.26; interest 1.52%, volatility 134.975% and 5 year term.

(5)

Representing fair market value of options to acquire 125,000 Common Shares at an exercise price of $0.26 per share expiring May 7, 2017; calculated using Black Scholes: no dividend, exercise price $0.26; interest 1.52%, volatility 134.975% and 5 year term.

Narrative Discussion

Marc G. Blythe: Effective January 1, 2013, the Company and Mr. Blythe entered into an executive employment contract (the “Executive Employment Contract”) pursuant to which the Company agreed to engage Mr. Blythe as the Company’s CEO and President. Pursuant to the Executive Employment Contract, the Company agreed to pay Mr. Blythe an amount of $175,000 per annum (“Base Salary”). The Executive Employment Contract replace a consulting contract between Mr. Blythe and the Company that was effective January 1, 2012, (the “Contract for Services”) pursuant to which the Company agreed to engage Mr. Blythe as the Company’s CEO. Pursuant to the Contract for Services, the Company agreed to pay Mr. Blythe a monthly fee of $13,300 and reimburse him for all approved disbursements incurred by him on the Company’s behalf in connection with the provision of his services. In addition, Mr. Blythe was entitled to participate in the Company’s stock option plan.

Mark T. Brown: Pursuant to the POC Contract, the Company paid a total of $113,720 during the financial year ended September 30, 2013 to POC, a company of which Mr. Brown is the President, for the management and accounting services of an accounting and administrative team of four people during 2013.

INCENTIVE PLAN AWARDS

Outstanding Share-Based Awards and Option-Based Awards

The Company does not have any share-based awards held by a NEO. The following table sets forth the outstanding option-based awards held by the NEOs of the Company at the end of the most recently completed financial year:

Outstanding Option-Based Awards

	Option-based Awards
Name	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the-money options ($)(1)
Marc G. Blythe	200,000	$0.26	05/07/2017	Nil
President and CEO	100,000	$0.59	10/01/2015	Nil
	50,000	$0.10	12/11/2013	Nil
Mark T. Brown	125,000	$0.26	05/07/2017	Nil
CFO	75,000	$0.59	10/01/2015	Nil
	50,000	$0.10	12/11/2013	Nil

Note:

(1)

“In-the-Money Options” means the excess of the market value of the Company’s common shares on September 30, 2013 over the exercise price of the options. The market price for the Company’s common shares on September 30, 2013 was $0.07.

Incentive Plan Awards – Value Vested or Earned During the Year

The following table sets forth details of the value vested or earned for all incentive plan awards during the most recently completed financial year by each NEO:

Value Vested or Earned for Incentive Plan Awards During the Most
Recently Completed Financial Year

Name	Option-based awards – Value vested during the year(1) ($)	Non-equity incentive plan compensation – Value earned during the year ($)
Marc G. Blythe President and CEO	Nil	Nil
Mark T. Brown CFO	Nil	Nil

Note:

(1)

No options were granted or vested during the year ended September 30, 2013. If options were granted to the NEOs they would have vested immediately. The aggregate dollar value that would have been realized if the options under the option-based award had been exercised on the vesting date is calculated by determining the difference between the market price of the underlying securities on the date of vest and the exercise price of the options under the option-based award multiplied by the number of options vested on the vesting date.

Narrative Discussion

The following information is intended as a brief description of the Stock Option Plan (“Stock Option Plan”) and is qualified in its entirety by the full text of the Stock Option Plan, which will be available for review at the Meeting.

1.

The maximum number of shares that may be issued upon the exercise of stock options granted under the Stock Option Plan shall not exceed 10% of the issued and outstanding common shares of the Company at the time of grant, the exercise price of which, as determined by Board, in its sole discretion, shall not be less than the closing price of the Company’s shares traded through the facilities of the TSX Venture Exchange (the “Exchange”) on the date prior to the date of grant, less allowable discounts, in accordance with the policies of the Exchange or, if the shares are no longer listed for trading on the Exchange, then such other exchange or quotation system on which the shares are listed or quoted for trading.

2.

The Board shall not grant options to any one person in any 12 month period which will, when exercised, exceed 5% of the issued and outstanding shares of the Company or to any one consultant or to those persons employed by the Company who perform investor relations services which will, when exercised, exceed 2% of the issued and outstanding shares of the Company.

3.

Upon expiry of an option, or in the event an option is otherwise terminated for any reason, the number of shares in respect of the expired or terminated option shall again be available for the purposes of the Stock Option Plan. All options granted under the Stock Option Plan may not have an expiry date exceeding ten years from the date on which the Board grants and announces the granting of the option provided the Company is a Tier 1 Issuer or five years if the Company is a Tier 2 Issuer.

4.

If the option holder ceases to be a director of the Company or ceases to be employed by the Company (other than by reason of death), or ceases to be a consultant of the Company as the case may be, then the option granted shall expire on no later than the 90th day following the date that the option holder ceases to be a director, ceases to be employed by the Company or ceases to be a consultant of the Company, subject to the terms and conditions set out in the Stock Option Plan.

PENSION BENEFITS

The Company does not have a pension plan that provides for payments or benefits to the NEOs at, following, or in connection with retirement.

TERMINATION AND CHANGE OF CONTROL BENEFITS

Effective January 1, 2013, the Company and its subsidiary entered into the Executive Employment Contract with Marc G. Blythe.

Under the Executive Employment Contract, if Mr. Blythe shall voluntarily terminate employment or if the employment of Mr. Blythe is terminated by the Company for cause, then all compensation and benefits as heretofore provided shall terminate immediately upon the effective date of termination and no special severance compensation will be paid. If the Company terminates Mr. Blythe’s employment for any reason other than cause, including change of control, then the Company shall pay Mr. Blythe a lump sum payment equal to two times Mr. Blythe’s then Base Salary and shall continue benefits, if any, that are then being provided to Mr. Blythe for the lesser of 12 months from the effective date of termination or the replacement by at least equal benefits by a new employer.

In July 2007, the Company and its subsidiary entered into the POC Contract with POC, an external management company, for accounting and financial management services, including the services of Mark T. Brown as Chief Financial Officer. The POC Contract has no termination or change of control benefits.

Other than as described above, the Company has no other compensatory plan, contract or arrangement to compensate a NEO in the event of resignation, retirement or other termination of the NEOs employment with the Company, a change of control of the Company, or a change in responsibilities of the NEO following a change in control.

DIRECTOR COMPENSATION

The Company does not have share-based awards held by a director. Other than compensation paid to the NEOs, and except as noted below, no compensation was paid to directors in their capacity as directors of the Company or its subsidiaries, in their capacity as members of a committee of the Board or of a committee of the board of directors of its subsidiaries, or as consultants or experts, during the Company’s most recently completed financial year.

Set out below is a summary of compensation paid or accrued during the Company’s most recently completed financial year to the Company’s directors, other than the NEOs previously disclosed:

Director Compensation Table

Name	Fees earned ($)	Option- based awards ($)	Non-equity incentive plan compensation ($)	Pension value ($)	All other compensation ($)	Total ($)
Craig Lindsay	N/A	Nil	N/A	N/A	N/A	Nil
Adrian Fleming	N/A	Nil	N/A	N/A	N/A	Nil

Narrative Discussion

Directors are compensated through the grant of stock options. No directors’ fees are paid.

INCENTIVE PLAN AWARDS

Outstanding Share-Based Awards and Option-Based Awards

The Company does not have any share-based awards held by a director. The following table sets forth details of all awards granted to directors of the Company which are outstanding at the end of the most recently completed financial year.

Outstanding Option-Based Awards

	Option-based Awards
	Number of securities underlying unexercised options	Option exercise price		Value of unexercised in the-money options
Name	(#)	($)	Option expiration date	($)(1)
Craig Lindsay	50,000	$0.26	05/07/2017	Nil
	50,000	$0.59	10/01/2015	Nil
	100,000	$0.10	12/11/2013	Nil
Adrian Fleming	50,000	$0.26	05/07/2017	Nil
	50,000	$0.59	10/01/2015	Nil
	100,000	$0.20	06/23/2015	Nil

Note:

(1)

“In-the-Money Options” means the excess of the market value of the Company’s common shares on September 30, 2013 over the exercise price of the options. The market price for the Company’s common shares on September 30, 2013 was $0.07.

Incentive Plan Awards – Value Vested or Earned During the Year

The following table sets forth details of the value vested or earned for all incentive plan awards during the most recently completed financial year by each director:

Value Vested or Earned for Incentive Plan Awards During the Most
Recently Completed Financial Year

Name	Option-based awards – Value vested during the year ($)	Share-based awards – Value vested during the year ($)	Non-equity incentive plan compensation – Value earned during the year ($)
Craig Lindsay	Nil	N/A	N/A
Adrian Fleming	Nil	N/A	N/A

EQUITY COMPENSATION PLAN INFORMATION

The following table sets out those securities of the Company which have been authorized for issuance under equity compensation plans, as at the previous year end:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by the securityholders	10,223,000	$0.286	1,903,711
Equity compensation plans not approved by the securityholders	N/A	N/A	N/A
Total	10,223,000	$0.286	1,903,711

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

None of the current or former directors, executive officers, employees of the Company, the proposed nominees for election to the Board, or their respective associates or affiliates, are or have been indebted to the Company since the beginning of the last completed financial year of the Company.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

No director or executive officer of the Company or any proposed nominee of Management of the Company for election as a director of the Company, nor any associate or affiliate of the foregoing persons, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, since the beginning of the Company’s last financial year in matters to be acted upon at the Meeting, other than the election of directors, the appointment of auditors and the confirmation of the Stock Option Plan.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

None of the persons who were directors or executive officers of the Company or a subsidiary of the Company at any time during the Company’s last financial year, the proposed nominees for election to the Board, any person or company who beneficially owns, directly or indirectly, or who exercises control or direction over (or a combination of both) more than 10% of the issued and outstanding common shares of the Company, nor any associate or affiliate of those persons, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any transaction or proposed transaction which has materially affected or would materially affect the Company.

APPOINTMENT OF AUDITOR

Auditor

Management intends to nominate Davidson & Company LLP, Chartered Accountants, of Vancouver, British Columbia, for re-appointment as auditor of the Company. Forms of proxies given pursuant to this solicitation will, on any poll, be voted as directed and, if there is no direction, for the re-appointment of Davidson & Company LLP, Chartered Accountants, as the auditor of the Company to hold office for the ensuing year with remuneration to be fixed by the directors.

MANAGEMENT CONTRACTS

The Company has a contract with Almaden Minerals Ltd. to provide office facilities, administrative services and office insurance. This contract may be terminated at any time by either party and during the year ended September 30, 2013, the amount of $52,469 was paid.

Management, administrative and secretarial functions are provided by POC. A total of $113,720 was invoiced by POC for management and accounting services rendered and for the services of Mark T. Brown, the Chief Financial Officer, and three other staff members of POC for the year ended September 30, 2013.

Other than as disclosed herein, no management functions of the Company are to any substantial degree performed by a person or company other than the directors or executive officers of the Company.

AUDIT COMMITTEE

The Company is required to have an audit committee comprised of not less than three directors, a majority of whom are not officers, control persons or employees of the Company or an affiliate of the Company.

Audit Committee Charter

The text of the audit committee’s charter is attached as Schedule “A” to this Circular.

Composition of Audit Committee and Independence

National Instrument 52-110 Audit Committees, (“NI 52-110”) provides that a member of an audit committee is “independent” if the member has no direct or indirect material relationship with the Company, which could, in the view of the Board, reasonably interfere with the exercise of the member’s independent judgment.

NI 52-110 provides that an individual is “financially literate” if he or she has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements. The following sets out the members of the audit committee and their education and experience that is relevant to the performance of his responsibilities as an audit committee member.

The Company’s current audit committee consists of Marc G. Blythe, Craig Lindsay and Adrian Fleming. Craig Lindsay and Adrian Fleming are considered “independent” as such term is defined in NI 52-110. Marc G. Blythe is not considered “independent” as such term is defined in NI 52-110, as he is also the President and CEO of the Company. All three members are “financially literate” as such term is defined in NI 52-110.

Relevant Education and Experience

Based on their business and educational experiences, each audit committee member has a reasonable understanding of the accounting principles used by the Company to assess the general application of such principles in connection of the accounting for estimates, accruals and reserves; experience analyzing and evaluating financial statements that present a breadth and level of complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more individuals engaged in such activities; and an understanding of internal controls and procedures for financial reporting.

Marc G. Blythe: Marc G. Blythe has a Master of Business Administration degree and has also completed the IIROC/TSX course on company disclosure. He has acted as a director and/or officer of numerous other publicly traded companies since 2007. He is a former Vice President of Mining for Almaden Minerals Ltd.

Craig T. Lindsay: Mr. Lindsay has been a director or officer of a number of public companies in the natural resource sector and as a director has been responsible for approving financial statements. Through his work as a director and senior officer of public companies, including a number of TSX Venture companies. He is currently the President and CEO of Otis Gold Corp., CEO of Philippine Metals Inc. and former President of Magnum Uranium Corp. Mr. Lindsay has gained a sufficient understanding of financial reporting requirements with respect to junior resource exploration companies to enable him to discharge his duties an Audit Committee member. He has a Master of Business Administration degree and is a Chartered Financial Analyst.

Adrian Fleming: Mr. Fleming has been a director or officer of a number of public companies in the natural resource sector and as a director has been responsible for approving financial statements. Through his work as a director and senior officer of public companies, including a number of TSX Venture companies. Mr. Fleming has gained a sufficient understanding of financial reporting requirements with respect to junior resource exploration companies to enable him to discharge his duties an Audit Committee member.

Audit Committee Oversight

Since the commencement of the Company’s most recently completed financial year, the audit committee of the Company has not made any recommendations to nominate or compensate an external auditor which were not adopted by the Board.

Reliance on Certain Exemptions

Since the commencement of the Company’s most recently completed financial year, the Company has not relied on:

(a)

the exemption in section 2.4 (De Minimis Non-audit Services) of NI 52-110; or

(b)

an exemption from NI 52-110, in whole or in part, granted under Part 8 (Exemptions).

Pre-Approval Policies and Procedures

The audit committee has not adopted any specific policies and procedures for the engagement of non-audit services.

Audit Fees

The following table sets forth the fees paid by the Company and its subsidiary to Davidson & Company LLP, Chartered Accountants, for services rendered in the last two financial years:

	2013	2012
	($)	($)
Audit fees(1)	$30,090	$37,230
Audit related fees(2)	N/A	N/A
Tax fees(3)	N/A	N/A
All other fees(4)	N/A	N/A
Total	$30,900	$37,230

Notes:

(1)

“Audit fees” include aggregate fees billed by the Company’s external auditor in each of the last two fiscal years for audit fees.

(2)

“Audited related fees” include the aggregate fees billed in each of the last two fiscal years for assurance and related services by the Company’s external auditor that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit fees” above. The services provided include employee benefit audits, due diligence assistance, accounting consultations on proposed transactions, internal control reviews and audit or attest services not required by legislation or regulation.

(3)

“Tax fees” include the aggregate fees billed in each of the last two fiscal years for professional services rendered by the Company’s external auditor for tax compliance, tax advice and tax planning. The services provided include tax planning and tax advice includes assistance with tax audits and appeals, tax advice related to mergers and acquisitions, and requests for rulings or technical advice from tax authorities.

(4)

“All other fees” include the aggregate fees billed in each of the last two fiscal years for products and services provided by the Company’s external auditor, other than “Audit fees”, “Audit related fees” and “Tax fees” above

Exemption in Section 6.1

The Company is a “venture issuer” as defined in NI 52-110 and is relying on the exemption in section 6.1 of NI 52-110 relating to Parts 3 (Composition of Audit Committee) and 5 (Reporting Obligations).

CORPORATE GOVERNANCE DISCLOSURE

National Instrument 58-101, Disclosure of Corporate Governance Practices, requires all reporting issuers to provide certain annual disclosure of their corporate governance practices with respect to the corporate governance guidelines (the “Guidelines”) adopted in National Policy 58-201. These Guidelines are not prescriptive, but have been used by the Company in adopting its corporate governance practices. The Board and senior management of the Company consider good corporate governance to be an integral part of the effective and efficient operation of Canadian corporations. The Company’s approach to corporate governance is set out below.

Board of Directors

Management is nominating three individuals to the Board, all of whom are current directors of the Company.

The Board has a stewardship responsibility to supervise the management of and oversee the conduct of the business of the Company, provide leadership and direction to Management, evaluate Management, set policies appropriate for the business of the Company and approve corporate strategies and goals. The day-to-day management of the business and affairs of the Company is delegated by the Board to the CEO and the President. The Board will give direction and guidance through the President to Management and will keep Management informed of its evaluation of the senior officers in achieving and complying with goals and policies established by the Board.

The Guidelines suggest that the board of directors of every reporting issuer should be constituted with a majority of individuals who qualify as “independent” directors under NI 52-110, which provides that a director is independent if he or she has no direct or indirect “material relationship” with the Company. The “material relationship” is defined as a relationship which could, in the view of the Company’s Board, reasonably interfere with the exercise of a director’s independent judgement. All of the current members of the Board are considered “independent” within the meaning of NI 52-110, except for Marc G. Blythe, who is the CEO and President of the Company.

The Board recommends nominees to the shareholders for election as directors. Immediately following each annual general meeting, the Board appoints an Audit Committee and the chairperson of the Audit Committee. The Board elects a chairperson of the Board and establishes his or her duties and responsibilities, appoints the CEO, CFO and President of the Company and establishes the duties and responsibilities of those positions and on the recommendation of the CEO, appoints the senior officers of the Company and approves the senior Management structure of the Company.

The Board exercises its independent supervision over management by its policies that (a) periodic meetings of the Board be held to obtain an update on significant corporate activities and plans; and (b) all material transactions of the Company are subject to prior approval of the Board. The Board shall meet not less than three times during each year and will endeavour to hold at least one meeting in each fiscal quarter. The Board will also meet at any other time at the call of the CEO, or subject to the Articles of the Company, of any director.

The mandate of the Board, as prescribed by the Business Corporations Act (British Columbia), is to manage or supervise management of the business and affairs of the Company and to act with a view to the best interests of the Company. In doing so, the Board oversees the management of the Company’s affairs directly and through its committees.

Directorships

The following directors and proposed director of the Company are also directors of other reporting issuers as stated:

•

Marc G. Blythe is a director of Arcus Development Group Inc. and Strategem Capital Corporation

•

Craig Lindsay is a director of Otis Gold Corp., Archer Petroleum Corp. and Philippine Metals Inc.

•

Adrian Fleming is a director of Entourage Metals Ltd., Full Metal Zinc Ltd., Gonzaga Resources Ltd., Highland Copper Company Inc., Precipitate Gold Corp., Prosperity Goldfields Corp. and Valhalla Resources Ltd.

•

Mark T. Brown is a director of Almaden Minerals Ltd., Animas Resources Ltd., Avrupa Minerals Ltd., Big Sky Petroleum Corporation, Estrella Gold Corporation, Galilleo Petroleum Ltd., Strategem Capital Corporation and Sutter Gold Mining Inc.,

Orientation and Continuing Education

The Board does not have any formal policies with respect to the orientation of new directors nor does it take any measures to provide continuing education for the directors. At this stage of the Company’s development the Board does not feel it necessary to have such policies or programs in place.

Ethical Business Conduct

To date, the Board has not adopted a formal written Code of Business Conduct and Ethics. However, the current limited size of the Company’s operations, and the small number of officers and consultants, allow the Board to monitor on an ongoing basis the activities of management and to ensure that the highest standard of ethical conduct is maintained. As the Company grows in size and scope, the Board anticipates that it will formulate and implement a formal Code of Business Conduct and Ethics.

Nomination of Directors

The Board has not adopted a formal process to select new nominees to the Board. The current nominees have been recruited by the current Board members, and the recruitment process has involved both formal and informal discussions among Board members and the CEO.

Compensation Governance

The quantity and quality of the Board and CEO compensation is reviewed on an annual basis and determined by the Board as a whole, which allows the independent directors to have input into compensation decisions. At this time, the Company does not believe its size and limited scope of operations requires a formal compensation committee.

Other Board Committees

At the present time, the only standing committee is the Audit Committee. The written charter of the Audit Committee, as required by NI 52-110, is contained in Schedule “A” to this Circular. As the Company grows, and its operations and management structure became more complex, the Board expects it will constitute more formal standing committees, such as a Corporate Governance Committee, a Compensation Committee and a Nominating Committee, and will ensure that such committees are governed by written charters and are composed of at least a majority of independent directors.

Assessments

The Board monitors the performance of individual Board members and their contributions. The Board does not, at present, have a formal process in place for assessing the effectiveness of the Board as a whole, its committees or individual directors, but will consider implementing one in the future should circumstances warrant. Based on the Company’s size, its stage of development and the limited number of individuals on the Board, the Board considers a formal assessment process to be inappropriate at this time.

PARTICULARS OF MATTERS TO BE ACTED UPON

Confirming Stock Option Plan

Shareholders are being asked to confirm approval of the Company’s Stock Option Plan which was initially adopted by the directors of the Company on December 21, 2005. There have been no changes to the Stock Option Plan since it was adopted by the directors. The Stock Option Plan is subject to approval by the Exchange.

The following information is intended as a brief description of the Stock Option Plan and is qualified in its entirety by the full text of the Stock Option Plan, which will be available for review at the Meeting.

1.

The maximum number of shares that may be issued upon the exercise of stock options granted under the Stock Option Plan shall not exceed 10% of the issued and outstanding common shares of the Company at the time of grant, the exercise price of which, as determined by the Board in its sole discretion, shall not be less than the closing price of the Company’s shares traded through the facilities of the Exchange on the date prior to the date of grant, less allowable discounts, in accordance with the policies of the Exchange or, if the shares are no longer listed for trading on the Exchange, then such other exchange or quotation system on which the shares are listed or quoted for trading.

2.

The Board shall not grant options to any one person in any 12 month period which will, when exercised, exceed 5% of the issued and outstanding shares of the Company or to any one consultant or to those persons employed by the Company who perform investor relations services which will, when exercised, exceed 2% of the issued and outstanding shares of the Company.

3.

Upon expiry of an option, or in the event an option is otherwise terminated for any reason, the number of shares in respect of the expired or terminated option shall again be available for the purposes of the Stock Option Plan. All options granted under the Stock Option Plan may not have an expiry date exceeding ten years from the date on which the board of directors grant and announce the granting of the option provided the Company is a Tier 1 Issuer or five years if the Company is a Tier 2 Issuer.

4.

If the option holder ceases to be a director of the Company or ceases to be employed by the Company (other than by reason of death), or ceases to be a consultant of the Company as the case may be, then the option granted shall expire on no later than the 90th day following the date that the option holder ceases to be a director, ceases to be employed by the Company or ceases to be a consultant of the Company, subject to the terms and conditions set out in the Stock Option Plan.

In accordance with the policies of the Exchange, a plan with a rolling 10% maximum must be confirmed by shareholders at each annual general meeting.

Accordingly, at the Meeting, the shareholders will be asked to pass the following resolution:

 “IT IS RESOLVED THAT the Stock Option Plan is hereby approved and confirmed.”

General Matters

It is not known whether any other matters will come before the Meeting other than those set forth above and in the Notice of Meeting, but if any other matters do arise, the person named in the Proxy intends to vote on any poll, in accordance with his or her best judgement, exercising discretionary authority with respect to amendments or variations of matters set forth in the Notice of Meeting and other matters which may properly come before the Meeting or any adjournment of the Meeting.

ADDITIONAL INFORMATION

Additional information relating to the Company may be found on SEDAR at www.sedar.com. Financial information about the Company is provided in the Company’s comparative annual financial statements to September 30, 2013, a copy of which, together with Management’s Discussion and Analysis thereon, can be found on the Company’s SEDAR profile at www.sedar.com. Additional financial information concerning the Company may be obtained by any securityholder of the Company free of charge by contacting the Company, at 604-689-7644.

BOARD APPROVAL

The contents of this Circular have been approved and its mailing authorized by the directors of the Company.

DATED at Vancouver, British Columbia, the 24th day of January, 2014.

 ON BEHALF OF THE BOARD

“Marc G. Blythe”

Marc G. Blythe,

President and Chief Executive Officer

TARSIS RESOURCES LTD.

Schedule “A”

Audit Committee Charter

The audit committee is a committee of the board of directors to which the board delegates its responsibilities for the oversight of the accounting and financial reporting process and financial statement audits.

The audit committee will:

(a)

review and report to the board of directors of the Company on the following before they are published:

(i)

the financial statements and MD&A (management discussion and analysis) (as defined in National Instrument 51-102) of the Company;

(ii)

the auditor’s report, if any, prepared in relation to those financial statements,

(b)

review the Company’s annual and interim earnings press releases before the Company publicly discloses this information,

(c)

satisfy itself that adequate procedures are in place for the review of the Company’s public disclosure of financial information extracted or derived from the Company’s financial statements and periodically assess the adequacy of those procedures,

(d)

recommend to the board of directors:

(i)

the external auditor to be nominated for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Company; and

(ii)

the compensation of the external auditor,

(e)

oversee the work of the external auditor engaged for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Company, including the resolution of disagreements between management and the external auditor regarding financial reporting,

(f)

monitor, evaluate and report to the board of directors on the integrity of the financial reporting process and the system of internal controls that management and the board of directors have established,

(g)

monitor the management of the principal risks that could impact the financial reporting of the Company,

(h)

establish procedures for:

(i)

the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

(ii)

the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters,

(i)

pre-approve all non-audit services to be provided to the Company or its subsidiary entities by the Company’s external auditor,

(j)

review and approve the Company’s hiring policies regarding partners, employees and former partners and employees of the present and former external auditor of the Company, and

(k)

with respect to ensuring the integrity of disclosure controls and internal controls over financial reporting, understand the process utilized by the Chief Executive Officer and the Chief Financial Officer to comply with Multilateral Instrument 52-109.

Composition of the Committee

The committee will be composed of three directors from the Company’s board of directors, a majority of whom will be independent. Independence of the Board members will be as defined by applicable legislation and as a minimum each independent committee member will have no direct or indirect relationship with the Company which, in the view of the board of directors, could reasonably interfere with the exercise of a member’s independent judgment.

All members of the committee will be financially literate as defined by applicable legislation. If, upon appointment, a member of the committee is not financially literate as required, the person will be provided a three month period in which to achieve the required level of literacy.

Authority

The committee has the authority to engage independent counsel and other advisors as it deems necessary to carry out its duties and the committee will set the compensation for such advisors.

The committee has the authority to communicate directly with and to meet with the external auditors and the internal auditor, without management involvement. This extends to requiring the external auditor to report directly to the committee.

Reporting

The reporting obligations of the committee will include:

1.

reporting to the board of directors on the proceedings of each committee meeting and on the committee’s recommendations at the next regularly scheduled directors’ meeting; and

2.

reviewing, and reporting to the board of directors on its concurrence with, the disclosure required by Form 52-110F2 in any management information circular prepared by the Company.